Exhibit 10.2
ADDENDUM 1

to Purchase and Sale Agreement

750 Ridder Park Drive, San Jose

This Addendum 1 modifies and supplements that Purchase and Sale Agreement (the “Agreement”), executed concurrently with this Addendum 1, by and between San Jose Mercury News, LLC, a California limited liability company (“Seller”) and Super Micro Computer, Inc., a Delaware corporation (“Buyer”). The Effective Date of the Agreement and of this Addendum 1 shall be deemed to be Friday, September 20, 2013.

Recitals

A.
The Agreement reflects the full and complete agreement of the Parties, except with regard to certain matters relating to the environmental condition of the Property and the responsibility of the respective Parties with regard to those conditions.

B.
Buyer, in light of the facts that the contemplated sale is an AS IS sale and that the Seller is not providing an indemnity with regard to environmental conditions, desires to conduct additional due diligence with regard to the environmental conditions and such additional due diligence requires an extension of the Inspection Period (see Section 7.1 of the Agreement).

C.
Seller, as further consideration for the Buyer accepting the Property AS IS and without an environmental indemnity by Seller, has offered to extend the Inspection Period for the Buyer and to complete certain additional inspections and work with regard to the condition of the Property.

Agreement

1.
The Inspection Period set forth in Section 7.1 of the Agreement shall remain in effect for all feasibility and inspection items, except with regard to environmental conditions. With regard to environmental conditions, the Inspection Period shall end at 5:00 PM California time on Tuesday, October 15, 2013. Buyer shall deliver the Title Objection Notice (see Section 6.2 of the Agreement) to Seller on or before Monday, September 23, 2013.

2.	The Closing shall occur on Wednesday, October 30, 2013 or such earlier date mutually agreed by the Parties.

3.	Seller shall conduct the additional testing and remediation work set forth in Exhibit A.

4.	Buyer, at Buyer’s sole discretion and expense, may continue to conduct its due diligence investigation of the environmental condition of the Property in accordance with the terms of

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the Agreement, including the advance notice and consent requirements set forth in the Agreement. That work may include testing of the soils under and around the existing underground storage tanks and any area of suspected spillage of hazardous materials, but such testing and boring shall not include boring down to and disturbance of the ground water level without the advance written consent of Seller.

5.	The surrender dates set forth in the draft Lease attached as Exhibit B to the Agreement shall be modified as follows:
Paper Warehouse        Tuesday, December 17, 2013
Mail Room            Monday, March 3, 2014
Press Room            Tuesday, April 29, 2014
Fleet Maintenance Building    Tuesday, December 17, 2013
[Tenant may conduct remediation activities in and around the Fleet Maintenance Building until Tuesday, January 21, 2014]

6.	The reference to two (2) business days in line 44 of Section 17 of the Agreement shall be deemed corrected to reference five (5) business days.

7.	Except as specifically modified by this Addendum, all other provisions of the PSA remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the day and year first above written.

SELLER                    SAN JOSE MERCURY NEWS, LLC
                        a California limited liability company

September 20, 2013                    /s/ Sharon Ryan

Date                        By    Sharon Ryan

Its    CFO

BUYER                    SUPER MICRO COMPUTER, INC.,
                        a Delaware corporation

September 20, 2013                    /s/ Charles Liang
Date                        By    Charles Liang
Its    Chairman of the Board and
Chief Executive Officer

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EXHIBIT A
Work to be completed by Seller

In addition to the work to be completed by Seller pursuant to Section 8.2.1 of the Agreement, Seller shall instruct its environmental consultant to conduct testing of the following areas and shall remediate of any identified conditions:

1.	Testing of one passenger elevator shaft in the west hallway (just north of the original passenger elevator previously tested) and any necessary remediation.

2.	Testing of the pumping and treatment vault (below grade in the front lawn) for the moat in front of the main building and any necessary remediation.

3.
Testing of the truck wash area (Seller will saw cut a 6'x6' section, excavate 3' below grade, sample & test materials for nickel that showed in the initial boring tests) and any necessary remediation. The excavated area will be back-filled with clean soil, compacted and repaved.

4.	Testing of the oil storage area (two excavations, one for each sump grate) and any necessary remediation. The excavated area will be back filled with clean soil, compacted and repaved.

5.
Removal of the four (4) clarifier vaults located between the Fleet Maintenance Building and Main Building and any necessary remediation of conditions. Because the effluent waste flow out of the showers and restrooms in the Fleet Maintenance Building currently flows through these vaults, the showers and restrooms will not be operational after the removal of the vaults. These facilities may be restored by Buyer by completing a connection to the main sewer line. In the event that the cost of removal of the clarifier vaults exceeds $50,000, Seller, at Seller’s election, may allow a $50,000 credit to Buyer in escrow in lieu of completing this work.

6.	Removal of the three vehicle lifts and any necessary remediation of conditions.

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